Exhibit 10.4

This LIABILITY AND PORTFOLIO MANAGEMENT AGREEMENT, dated as of January 1, 2004 (this “Agreement”), between [Subsidiary], a New York limited liability company (the “Company”) and GENWORTH FINANCIAL ASSET MANAGEMENT, LLC, a Virginia limited liability company (the “Manager” and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, FGIC MRCA Corp. (“MRCA Corp.”) and the Company entered into that certain Investment Administration Agreement, dated as of June 23, 1997 (as subsequently amended, the “Investment Administration Agreement”); and

WHEREAS, the Manager is an investment adviser registered with the United States Securities and Exchange Commission that will be engaged by the Company to provide the services described herein; and

WHEREAS, MRCA Corp. has provided the Company a written notice of resignation pursuant to Section 3.05 of the Investment Administration Agreement and the Company, by executing this Agreement, accepts such resignation and waives the requirement for sixty (60) days’ notice thereof; and

WHEREAS, the Investment Administration Agreement will be terminated and replaced by this Agreement; and

WHEREAS, the Manager and the Company wish to establish and define certain obligations set forth in Exhibit C and Exhibit D (the “Listed Obligations”) that the Manager is required to undertake in connection with the services it will provide to the Company under this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                         Terms Defined in the Security Agreement.  Capitalized terms used in this Agreement that are not defined herein shall have the respective meanings specified in the Collateral Trust and Security Agreement, dated as of June 23, 1997, among the Company, General Electric Capital Corporation (“GE Capital”), as LOC Agent, and Bankers Trust Company (predecessor-in-interest to Deutsche Bank Trust Company Americas), as Security Trustee (as amended, the “Security Agreement”).

SECTION 1.02.                                         Terms Defined in this Agreement.  As used in this Agreement, the following capitalized terms have the following meanings:

“Accounts” shall have the meaning specified in Section 2.01.

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATEMENT HAS BEEN REQUESTED IS OMITTEED AND IS NOTED WITH “**”.

AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

“Agreement” means this Liability and Portfolio Management Agreement, including all provisions of the Security Agreement incorporated by reference herein, which shall have the same effect as if those provisions were set forth in full herein.

“Company” shall have the meaning specified in the preamble of this Agreement.

“Cure Period” means (i) with respect to the Listed Obligations set forth in Exhibit C, the respective cure periods set forth therein, and (ii) with respect to Listed Obligations in Exhibit D or other obligations set forth in this Agreement that do not appear in Exhibit C, one hundred twenty (120) days during the initial term of this Agreement and sixty (60) days thereafter; in each case such Cure Period to commence upon receipt of notice by the Manager from any party to a Contract entitled to give notice of default, GE Capital or the Company.

“Dispute Resolution” shall have the meaning specified in Section 4.05(b).

“Failure Notice Recipients” shall have the meaning specified in Section 4.05(b) or such other recipients as are designated from time to time.

“Final Cure Period” shall have the meaning specified in Section 4.05(b).

“GE Capital” shall have the meaning specified in Section 1.01.

“GE Note Option” means an option of GE Capital, which, if exercised, permits the debt of GE Capital to be included in the Facility Account of the Company without limit, subject to (i) the provision by GE Capital of a full guarantee of the Contracts and Hedge Contracts, (ii) GE Capital’s being rated at least “AAA”/”Aaa” by the Rating Agencies, and (iii) the retirement in full of the outstanding Preferred Securities issued by the Company.

“Impossibility” shall have the meaning specified in Section 4.05(b).

“Indemnified Party” shall have the meaning specified in Section 2.12.

“Investment Administration Agreement” shall have the meaning specified in the first recital of this Agreement.

“Listed Obligations” shall have the meaning specified in the fifth recital of this Agreement.

“Management Fee” shall have the meaning specified in Section 2.06.

“Manager” shall have the meaning specified in the preamble to this Agreement.

“Maximum Permitted Program Size” shall have the meaning specified in Section 2.06.

“MCRA Corp.” shall have the meaning specified in the first recital of this Agreement.

“Notice of Failure” shall have the meaning specified in Section 4.05(b).

“Operating Costs” shall have the meaning specified in Section 2.07(b).

“Operations, Procedures and Controls Manual” means the Operations, Procedures and Controls Manual of the Company dated as of July 2, 2003, as the same may be amended from time to time.  The Rating Agencies shall receive notice and a copy of any amendments or modifications to the Operations, Procedures and Controls Manual on a biennial basis.

“Parties” shall have the meaning specified in the preamble to this Agreement.

“Policy 5.0” means the policy which sets forth certain risk management guidelines that the Company is required to observe, as the same may be amended from time to time by the Company with the approval of GE Capital.  The Rating Agencies shall receive notice and copy of any amendments or modifications to Policy 5.0 on a quarterly basis.

“Policy 6.0” means the policy which sets forth certain risk management parameters that the Company is required to observe, as the same may be amended from time to time by the Company with the approval of GE Capital.  The Rating Agencies shall receive notice and copy of any amendments or modifications to Policy 6.0 on a quarterly basis.

“Portfolio” shall have the meaning specified in Section 2.01.

“Remediation Plan” shall have the meaning specified in Section 4.05(b).

“Security Agreement” shall have the meaning specified in Section 1.01.

“Senior Management” shall have the meaning specified in Section 4.05(b).

“Submission” shall have the meaning specified in Section 4.05(b).

SECTION 1.03.                                         Other Definitional Provisions.  Section 1.02 of the Security Agreement is incorporated herein by reference.

ARTICLE II

Engagement; Powers and Duties

SECTION 2.01.                                         Engagement of Manager.

(a)                                  The Company hereby retains the Manager:

(i)                                     to advise the Company as to the investment of its Assets, including recommending specific Permitted Investments, Permitted Collateral Investments and Hedge Contracts to the Company;

(ii)                                  to administer the Company’s Assets maintained in the Facility Account, the Collateral Accounts, and the LOC Reimbursement Account and such other accounts as the Company may maintain from time to time (the “Accounts”), which are identified (to the extent established by the effective date hereof) by account number in Exhibit A, as the same may be amended from time to time, with such deposits thereto and withdrawals therefrom as are from time to time permitted under the Security Agreement;

(iii)                               for as long as the revocable power of attorney granted pursuant to Section 2.02 is in effect, to arrange the purchase and sale through registered broker-dealers of bonds, pass-through certificates, stocks, and other securities relating to the Accounts;

(iv)                              for as long as the revocable power of attorney granted pursuant to Section 2.02 is in effect, to arrange the purchase and sale and otherwise to effect transactions in Hedge Contracts relating to the Accounts;

(v)                                 to advise the Company in the issuance of and to assist the Company in the preparation of (and, for so long as the revocable power of attorney granted pursuant to Section 2.02 is in effect, to execute and to deliver on behalf of the Company) Investment Orders and Disposition Orders, as may be required from time to time pursuant to the terms of Sections 2.04 and 2.05 of the Security Agreement;

(vi)                              to prepare reports and to perform valuation tests as specified in Section 2.06 of the Security Agreement;

(vii)                           to take such action as is necessary and proper on behalf of the Company for the preservation of Company Collateral pursuant to Section 2.07 of the Security Agreement;

(viii)                        to assist the Company in the preparation and filing of financing statements or amendments of financing statements, as may be required in connection with any change in the Company’s name or location as contemplated by Section 2.08 of the Security Agreement;

(ix)                                to advise the Company in the granting or effecting of and to assist the Company in the preparation of (and, for so long as the revocable power of attorney granted pursuant to Section 2.02 is in effect, to execute and to deliver on behalf of the Company) any consents, waivers, extensions, or modifications in respect of any item of Company Collateral or Contract Collateral as contemplated by Section 2.10 of the Security Agreement;

(x)                                   to advise the Company in the delivery of and to assist the Company in the preparation of (and, for so long as the revocable power of attorney granted pursuant to Section 2.02 is in effect, to execute and to deliver on behalf of the

Company) any instrument of transfer or release in respect of any item of Company Collateral or Contract Collateral as contemplated by Section 2.11 of the Security Agreement;

(xi)                                to notify the Security Trustee and other specified parties as may be required from time to time, pursuant to the terms of the Security Agreement, of a Credit Event or a Program Event of Default;

(xii)                             to advise the Company as to the allocation of Company Collateral to particular Contracts pursuant to Article V of the Security Agreement and the terms of the relevant Contract;

(xiii)                          to notify the Security Trustee as may be required from time to time, pursuant to the terms of the Security Agreement, of an LOC Draw Event;

(xiv)                         to designate persons who are registered representatives of a registered broker-dealer which is a member of the National Association of Securities Dealers to execute and deliver Contracts on behalf of the Company in their capacity as such pursuant to a power of attorney granted by the Company from time to time to registered representatives designated and notified to the Company by the Manager from time to time;

(xv)                            to engage a registered broker-dealer which is a member of the National Association of Securities Dealers to assist the Company in connection with the offering, issuance and sale of Contracts and, in connection therewith, to make such other arrangements with such broker-dealer as may be necessary or advisable to ensure that such broker-dealer supervises its registered representatives who will effect such transactions and takes responsibility for such offering, issuance and sale; and

(xvi)                         to take any other action deemed necessary or advisable to write Contracts on behalf of the Company, subject to the limitations set forth in the Security Agreement.

The Manager shall administer all of the Company’s Assets in the Accounts (all of such Assets together, the “Portfolio”) in accordance with the terms and conditions and shall otherwise observe in all material respects the requirements of the Security Agreement and other Program Documents, the Operations, Procedures and Controls Manual, Policy 5.0 and Policy 6.0, this Agreement and all other documents, policies, laws and regulations applicable to the Company from time to time.  The Company shall provide copies of the Security Agreement, the Operations, Procedures and Controls Manual, Policy 5.0 and Policy 6.0 to the Manager no later than the time that this Agreement is entered into and shall provide copies of all amendments, supplements and revisions to such documents as soon as they are available to the Company.

(b)                                 Performance.  The Parties hereby agree that the Manager shall perform the specific Listed Obligations set forth in Exhibit C and Exhibit D during the term of this Agreement and, subject to Section 2.10, such other functions as are set forth in this Agreement or as are generally required to operate the business of the Company in accordance with applicable laws, regulations, documents and Company policy.  The Manager acknowledges that it will take all reasonable steps to continue to conduct the business of the Company in a manner substantially similar to that in which it had been conducted prior to the Parties’ entry into this Agreement and in a manner reasonably satisfactory to the Company.  The Manager shall perform its duties pursuant to this Agreement (i) exercising the same diligence and care applied to manage its own property; (ii) consistent with the practices used by it (and its Affiliates) to manage portfolios of similar assets for other customers and (iii) consistent with the diligence and care applied by other professional managers of similar stature.  Notwithstanding the foregoing, if the Company does not consent, affirmatively or otherwise, to any proposed action by the Manager pursuant to this Section 2.01(b), the Manager’s failure to take such proposed action shall not be deemed a breach of its standard of care hereunder.

SECTION 2.02.                                         Power of Attorney.  The Company hereby provides the Manager with a revocable power of attorney with full power and authority:

(i)                                     to evaluate and appraise the Portfolio;

(ii)                                  to arrange the purchase and sale through registered broker-dealers of bonds, pass-through certificates, stocks, and other securities in connection with making Investments for the Portfolio;

(iii)                               to arrange the purchase and sale and otherwise to effect transactions in Hedge Contracts in connection with making Investments for the Portfolio through registered broker-dealers;

(iv)                              to execute and to deliver on behalf of the Company any Investment Orders and Disposition Orders, as may be required from time to time pursuant to the terms of Section 2.04 and 2.05 of the Security Agreement;

(v)                                 to execute and to deliver on behalf of the Company any consents, waivers, extensions, or modifications in respect of any item of Company Collateral or Contract Collateral as contemplated by Section 2.10 of the Security Agreement;

(vi)                              to execute and to deliver on behalf of the Company any instrument of transfer or release in respect of any item of Company Collateral or Contract Collateral;

(vii)                           to engage a broker-dealer acceptable to the Company to assist the Company in the origination, issuance and sale of Contracts in accordance with all applicable securities laws and regulations; and

(viii)                        subject to the limitations set forth in the Operations, Procedures and Controls Manual, Policy 5.0 and Policy 6.0, to take any other action, including executing agreements and any other documents on behalf of the Company that the Manager deems necessary or advisable to purchase, sell, or otherwise effect investment transactions relating to the Portfolio.

All Investments made, and transactions entered into, by the Manager on behalf of the Company shall be entered into in the name of the Company.  All actions contemplated above shall be performed in accordance with applicable laws, regulations, documents and applicable Company policy.  The Manager shall not be under an obligation to keep the Portfolio fully invested if, in its sole discretion, it shall determine that market and/or economic conditions make it imprudent or disadvantageous to do so at any time or funds should be made available for distributions and other payments pursuant to the Security Agreement.  The Company represents that it has the authority to make the appointment set forth in this paragraph.  In the event the Manager fails to perform a Listed Obligation and this Agreement is terminated pursuant to Section 4.05(a) or (b), or if this Agreement is terminated pursuant to Sections 4.05(c) or (d), this power of attorney may be revoked by the Company by written notice to the Manager.

SECTION 2.03.                                         Valuation.  The Manager shall value the Portfolio from time to time as required by Section 2.06 of the Security Agreement in order to prepare the reports required thereunder, using the portfolio valuation methods set forth in the Market Valuation Addendum attached as Schedule 1.01 to the Security Agreement, in order to determine whether a Coverage Shortfall, a Program Shortfall or a Net Worth Deficit has occurred and is continuing and whether the Market Sensitivity Limit has been exceeded.  The Manager shall also value Permitted Collateral Investments on deposit in Collateral Accounts as required under the terms of each Collateralized Contract.

SECTION 2.04.                                         Reports.  As more particularly specified in the applicable Program Documents and in Exhibit C and Exhibit D, the Manager shall:

(a)                                  prepare the Company’s annual financial statements and, unless otherwise specified by the Company, arrange to have such statements audited by a firm of independent accountants acceptable to the Company and GE Capital;

(b)                                 timely prepare and provide to the Security Trustee, the Company and the Rating Agencies such reports as are required to be provided to each of such Persons pursuant to Section 2.06 of the Security Agreement and in accordance with Exhibit 2.06 of the Security Agreement;

(c)                                  give prompt written notice to the Company, the Security Trustee, the Broker-Dealers and the Rating Agencies of (i) the existence of a Coverage Shortfall, Program Shortfall, or Net Worth Deficit or (ii) the exceeding of a Market Sensitivity Limit; and

(d)                                 notify the Company and GE Capital immediately upon learning of any Credit Event, Program Event of Default or other material default or breach of the Listed Obligations set forth in Exhibit C.

SECTION 2.05.                                         Confidential Relationships.  All information and recommendations furnished by the Manager to the Company shall be treated by the Company as confidential.  The Manager shall, in turn, treat as confidential all information concerning the affairs of the Company.  Nothing in this Section 2.05 shall be deemed to preclude any such information or recommendations from being disclosed by either Party to such Party’s Affiliates or to the directors, officers, employees, representatives, agents, or advisers of such Affiliates [, or pursuant to applicable law, regulation or court order]; provided, that any such recipients are advised of the confidential nature of such information or recommendations.

SECTION 2.06.                                         Fees.  The Company hereby agrees to pay to the Manager a fee (the “Management Fee”) at an annual rate of sixteen and one-half (16.5) basis points (0.165%) of the Maximum Permitted Program Size of the Company as of the date hereof, payable quarterly in arrears; provided, however, that the Management Fee shall be pro rated to the date of termination in the event the Agreement is terminated pursuant to Article IV.  For the purposes hereof, “Maximum Permitted Program Size” means nine billion dollars ($9,000,000,000) or such larger amount as shall be approved in writing by GE Capital.  In no event shall the Management Fee that is payable to the Manager be an amount less than fourteen million, eight hundred fifty thousand dollars ($14,850,000) per annum, pro rated to reflect the period of time during which this Agreement was in effect during each year.

SECTION 2.07.                                         Expenses Reimbursed.

(a)                                  The Company shall reimburse the Manager for all out-of-pocket expenses incurred and approved pursuant to Section 2.09(e) in connection with the performance of its duties hereunder, except for any expenses arising out of the Manager’s willful misfeasance, bad faith, gross negligence in the performance of or reckless disregard of its obligations and duties hereunder.

(b)                                 The Company shall reimburse the Manager for all appropriate Operating Costs of the Company.  Such reimbursement shall be made, upon receipt by the Company from the Manager of a schedule detailing Operating Costs (substantially in the form of Exhibit B hereof), within thirty (30) days following the end of each quarter.  For the purposes hereof, “Operating Costs” means all costs incurred by the Manager in connection with the performance of its obligations under this Agreement that have been submitted and approved in writing as part of the annual budget approval process described in Section 2.09(e).  For the avoidance of doubt, it is hereby agreed that certain expenses will not be paid by the Manager and do not constitute reimbursable Operating Costs.  Such expenses, which are directly attributable to the Company, include fees payable to: (i) each rating agency that assigns a rating to the Company, (ii) external auditors of the Company, (iii) external legal counsel engaged by the Company for services rendered thereto and not in connection with duties of the Manager which are unrelated to the management services it renders to the Company, (iv) certain third-party providers of accounting services to the Company, (v) providers of credit research services required by the Company and (vi) any provider of goods or services for costs incurred in connection with requirements imposed by regulatory authorities, the applicable rating agencies, or any applicable law, rule, regulation, administrative interpretation, ordinance, code issued by a Governmental Authority or regulatory body, or any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction; each such expense shall be paid by the Company.

SECTION 2.08.                                         Execution of Securities Transactions.

(a)                                  In connection with the offering and sale of Contracts, the Manager shall engage a registered broker-dealer approved by the Company that provides services with respect to the origination, issuance and sale of Contracts that the Manager believes to be of value.  The Company shall pay all costs associated with the retention of such broker-dealer and shall bear all indemnification costs relating thereto.

(b)                                 Except as otherwise specifically directed by the Company, the Manager shall have complete discretion to select any registered broker-dealer in all securities transactions affecting the Portfolio not described in Section 2.08(a).  The Manager is expressly authorized to select such brokers-dealers who provide brokerage and research services that the Manager believes to be of value.  The Manager is expressly authorized to pay from the Assets in the Portfolio commissions on such transactions in amounts that the Manager determines in good faith to be reasonable in relation to the value of such brokerage and research services, viewed in terms either of the particular transaction or the overall responsibilities of the Manager with respect to the Portfolio.

SECTION 2.09.                                         Administrative Responsibilities.  The Manager shall have the following administrative responsibilities:

(a)                                  The Manager shall submit the budget for reimbursable Operating Costs to the Company and GE Capital by no later than January 31 of each year and such budget shall be approved by the Manager of Finance of Corporate Treasury and Global Funding Operations (or such other representative as shall be designated from time to time in a notice to the Manager executed by the Company and GE Capital) by February 15 of such year.  Operating Costs incurred in excess of the aggregate amounts approved in the annual budget must be separately approved by the Company and GE Capital in order to be considered for reimbursement.

(b)                                 Custody of the Assets comprising the Portfolio will be maintained by the Security Trustee or the applicable Collateral Agent as specified in Article II of the Security Agreement.  The Manager shall not have custody of any of the Assets in the Portfolio.

(c)                                  The Manager shall keep such books and records relating to all transactions that it effects pursuant to this Agreement, including without limitation all books and records necessary (in addition to books and records available from the Security Trustee pursuant to Section 2.09(c) or otherwise) for preparing the reports required by Section 2.04.

(d)                                 The Manager on behalf of the Company shall instruct the Security Trustee and each Collateral Agent:  (i) to send copies of all statements relating to the Accounts to the Manager; (ii) to permit the Manager, on behalf of the Company, to inspect the Company Collateral or Contract Collateral, as the case may be, in the possession or otherwise under the control of the Security Trustee and the books and records maintained by the Security Trustee or such Collateral Agent, as the case may be, relating thereto (and to allow the Manager to make extracts and copies thereof) as the Manager may reasonably request pursuant to Section 2.03(b) of the Security Agreement; and (iii) to report to the Manager, concurrently with reporting to the Company pursuant to Section 2.03(a) of the Security Agreement, any failure on the part of the Security Trustee or such Collateral Agent, as the case may be, to hold the Company Collateral as provided in Section 2.03(a) of the Security Agreement.

(e)                                  For the avoidance of doubt, the Manager shall provide no services to the Company in respect of tax planning or tax compliance of any kind.

(f)                                    The Manager shall submit presentations relating to the offering of Contracts to the Company and GE Capital for approval prior to external use.

(g)                                 The Manager shall maintain its status as an “investment adviser” under the Investment Advisers Act of 1940, as amended, and shall follow all applicable laws and regulations relating to its status as such and to its performance hereunder, including all applicable laws and regulations relating to bidding for Contracts.

SECTION 2.10.                                         Other Duties as Reasonably Requested.  The Manager shall also perform such other duties or shall modify existing duties as the Company may reasonably request or that the Manager shall recommend to the Company from time to time relating to the management of a business involved in the issuance of guaranteed investment contracts and similar debt obligations issued by providers rated “AAA”/”Aaa” and the management of the proceeds of the issuance of such contracts and obligations.  If any additional or modified duties are required of Manager under this Agreement, Manager shall have the reasonable time and opportunity to procure such additional resources as may, in Manager’s good faith judgment, be required to perform such duties.  Manager also agrees that it will cease to perform the requirements of certain obligations specified hereunder if the Company so directs in writing.  Any such changes or additions shall be deemed for all purposes to be amendments or supplements to this Agreement.  The Company shall pay such costs as have been mutually agreed to by the Parties and as may from time to time be required to enable the Manager to perform any additional or changed Listed Obligations contemplated herein and other obligations not listed in this Agreement for which additional resources are required or additional costs are reasonably incurred by the Manager.

SECTION 2.11.                                         Limitation of Liability.  Neither the Manager nor any of its Affiliates nor any of their respective directors, officers, or employees shall be liable to the Company for any error of judgment or mistake of law or for any loss arising out of any Investment, Hedge Contract, or any other commitment of funds on behalf of the Company or for any act or omission in the administration of the Portfolio except for willful misfeasance, bad faith, gross negligence in the performance of or reckless disregard of its obligations and duties hereunder, other than as may be provided under applicable law.

SECTION 2.12.                                         Indemnification.  (a) The Company shall (i) indemnify and hold harmless the Manager and any Affiliate of the Manager and each of their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against all losses, claims, damages, expenses or liabilities to which such Indemnified Party may become subject (except in respect of the broker-dealer engaged by the Manager in respect of placement of Contracts, which shall be the sole liability of the Manager), insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from the transactions contemplated by, this Agreement, and (ii) reimburse each of the Indemnified Parties upon its demand for any reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim, in each case only to the extent that funds are available therefor in accordance with the Security Agreement; provided, however, that none of the Indemnified Parties shall have the right to be so indemnified hereunder for losses, claims, damages, expenses or liabilities to the extent resulting from its own negligence or willful misconduct or for losses, claims, damages, expenses or liabilities that it is required to pay to any broker-dealer that it has engaged in connection with the Contracts or other liabilities.  If any action is brought against an Indemnified Party indemnified or intended to be indemnified pursuant to this Section 2.12, the Company shall, if requested by such Indemnified Party, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to such Indemnified Party, but shall not be empowered to compromise or settle such action, suit or proceeding unless such Indemnified Party has been fully indemnified for any loss, claim, damage, expense or liability it thereby suffers.  Each Indemnified Party shall, unless the Indemnified Party has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the Company.  Any obligations of the Company pursuant to this Section 2.12 are Deferred Expenses and the Manager shall have recourse solely to the LOC Reimbursement Account for such obligations of the Company (and not to any other assets of the Company) and shall be paid in the priority specified in the applicable sections of Article VII of the Security Agreement.  The Manager hereby expressly consents to such limited recourse to the LOC Reimbursement Account and to such priorities of distributions set forth in Article VII of the Security Agreement.

ARTICLE III

Representations and Warranties

SECTION 3.01.                                         Valid Existence; Authorization; Enforceability.  Each of the Parties represents and warrant to the other as follows:

(a)                                  such Party is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power, legal right and authority to execute and deliver this Agreement and all other documents to be executed and delivered by such Party in connection herewith and to perform its obligations hereunder and thereunder; and

(b)                                 this Agreement and all the documents to be executed and delivered by such Party in connection herewith and therewith has been duly authorized by all necessary actions on the part of such Party.

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01.                                         No Assignment Without Consent.  This Agreement, and the obligations and rights arising under this Agreement, may not be assigned or otherwise transferred by either Party (including any assignment or transfer in connection with any Person succeeding to any part of the business of either Party) without the prior written consent of the other Party.

SECTION 4.02.                                         Counterparts.  This Agreement may be executed in one or more counterparts and, as so executed, shall constitute one agreement binding upon the Parties.

SECTION 4.03.                                         No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon any person (other than the Parties and their permitted assigns), any right, remedy or claim by reason of this Agreement or any term hereof, and all terms contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

SECTION 4.04.                                         Interpretation.  The headings of the Articles and Sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

SECTION 4.05.                                         Term; Termination.

(a)                                  The Manager’s appointment hereunder shall continue in effect for an initial term commencing on the date hereof and ending on December 31, 2006, with extensions for additional one (1) year periods commencing automatically upon each anniversary thereof, unless either Party notifies the other Party in writing at least ninety (90) days before such anniversary that such extension shall not be effective.

(b)                                 If the Manager fails to perform any of its obligations set forth in this Agreement, Exhibit C or Exhibit D, the Manager (or if the failure is first discovered by the Company, then the Company) shall give prompt written notice (such notice, a “Notice of Failure”) to the persons identified in Exhibit E (the “Failure Notice Recipients”) specifying the nature of the failure.  In the event such Notice of Failure is given, then either the Manager or the Company may elect to submit the matter for review (a “Submission”) and resolution (“Dispute Resolution”), which may include the establishment of a plan of remediation (a “Remediation Plan”), to (i) with respect to the Manager, the Business Leader of the Retirement Income and Investment Segment of Genworth Financial Inc. (or such person or persons as such Business Leader may designate) and (ii) with respect to the Company, the Senior Vice President – Corporate Treasury and Global Funding Operation of GE Capital (or such person or persons as such

Senior Vice President may designate) ((i) and (ii) together, “Senior Management”).  The Manager and the Company agree (x) to cooperate in good faith and in a reasonable manner to reach an agreement with respect to any Remediation Plan; (y) to be bound by the results of any such Dispute Resolution agreed to by Senior Management including any Remediation Plan (the timing and content of which shall be at the sole discretion of Senior Management) and (z) that the Manager will implement any such Remediation Plan within the period mandated by Senior Management (the “Final Cure Period”).  The result of any such Dispute Resolution shall be in writing signed by Senior Management, shall be deemed part of this Agreement and, with the respect to the failure involved, shall supersede any conflicting or different terms of this Agreement.

If Senior Management fails to reach an agreement with respect to a Dispute Resolution and the Cure Period has not expired, the matter in dispute shall be resolved solely and exclusively in accordance with the arbitration procedures set forth in Exhibit F.

If (i) Senior Management or an arbitral tribunal described in Exhibit F fails to reach agreement with respect to a Dispute Resolution and the Cure Period has expired or (ii) the Manager fails to correct the failure by the end of the applicable Final Cure Period, then this Agreement may, subject to Section 4.05(e), be terminated by the Company upon two (2) Business Days’ prior written notice to the Manager and each Failure Notice Recipient specifying the basis for and the effective date of the termination.

Notwithstanding the foregoing, the payment obligations of the Company during the initial term of this Agreement shall not be terminated if any such failure and the continuation thereof are caused by Impossibility.  For the purposes hereof “Impossibility” means loss or malfunction of electric power, transportation or communication services; general inability to obtain or retain labor, material, equipment or transportation, or a delay in mails or services; the Company’s, GE Capital’s or their Affiliates’ (i) failure to take an action on which the Manager’s performance of an obligation or any Listed Obligation depends or (ii) taking an action which renders the Manager’s performance of an obligation or any Listed Obligation impossible; governmental or exchange action, statute, ordinance, ruling, regulation, administrative interpretation or directive; acts of terror, vandalism, explosions, tornados, acts of God or public enemy, acts of any civil or military authority, revolutions, insurrections, strike, emergency, riots or civil commotions, freezes, fires, floods, embargoes, wars, sabotage, explosions or other unforeseen or unexpected occurrences, which unforeseen or unexpected occurrences render the performance of any obligations by the Manager impossible.  In the event of any such occurrence, the Manager shall use all reasonable efforts to remediate the disruption and resume its performance of the obligations.

(c)                                  The Company shall have the right to terminate this Agreement at an earlier time than that specified in Section 4.05(a) in the event of continuing nonperformance due to Impossibility of any obligation hereunder beyond the applicable Cure Period or Final Cure Period, or upon the exercise of the GE Note Option with respect to all or substantially all of the Assets of the Company held in the Facility Account (except Contract Collateral), upon thirty (30) Business Days’ prior written notice to the Manager.  Upon termination of this Agreement pursuant to this Section 4.05(c), the Manager shall be paid a termination fee by the Company equal to the product of (i) sixteen and one-half (16.5) basis points (0.165%), multiplied by (ii) the Program Size, multiplied by (iii) the percentage derived by dividing the number of days remaining in the initial term by 365.  In addition, the termination fee shall include any actual cost incurred and agreed upon and reasonably associated with terminating the operations set forth in this Agreement, including but not limited to employment severance costs as determined by the standard practices of the Manager.

(d)                                 The Manager may resign upon not less than ninety (90) days’ prior written notice to the Company.

(e)                                  Notwithstanding any provision to the contrary, including the expiration of any term of this Agreement, so long as the Portfolio is still outstanding, this Agreement shall remain in full force and effect and no termination or resignation of the Manager shall be effective until the Company has entered into an agreement with a successor manager.  Upon receiving a notice of resignation from the Manager, the Company shall use its best efforts to enter into such an agreement unless it elects to terminate this Agreement as provided in Section 4.05(c), above.  Except as set forth in Exhibit F, nothing in this Agreement shall be deemed a waiver of any Party’s rights to pursue remedies at law or in equity, which shall be available in accordance with applicable law in addition to any remedies provided for in this Agreement.

SECTION 4.06.                                         Independent Contractor.                                     The Manager is being engaged pursuant to this Agreement as an independent contractor and the Parties expressly disclaim any intention to enter into a joint venture, partnership, or any other form of association pursuant to this Agreement.

SECTION 4.07.                                         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

SECTION 4.08.                                         Notices.  All notices, instructions, and advice with respect to any transactions or other matters contemplated by this Agreement shall be deemed duly given only when actually received at such Party’s principal place of business as set forth below.  Return receipt or courier record of delivery shall be deemed conclusive evidence of receipt.  Notices may be made by fax or other electronic means shall be deemed given upon electronic evidence of receipt at applicable recipient’s fax or computer station.  A copy of all notices given shall be provided to GE Capital.

If to the Manager:

Genworth Financial Asset Management, LLC
6620 West Broad Street
Richmond, Virginia  23230

Attention:  Pamela Schutz
Phone:  (804) 291-6533
Fax:  (804) 281-6165
E-mail:  pamela.schutz@ge.com

with a copy to:

335 Madison Avenue
Mezz4
New York, New York  10017
Attention:  Shailesh Shah
Phone:  (212) 389-2575
Fax:  (212) 389-2591
E-mail:  shailesh.shah@ge.com

If to the Company:

[Subsidiary]
[Address]

If to General Electric Capital Corporation:

General Electric Capital Corporation
260 Long Ridge Road
Stamford, Connecticut  06927

Attention:  Senior Vice President – Corporate
Treasury and Global Funding Corporation

Phone:  [(203) 961-5077]
Fax:  [(203) 357-3490]
E-mail:  [alan.green1@ge.com]

SECTION 4.09.                                         Entire Agreement; All Amendments in Writing.  This Agreement embodies the entire understanding of the Parties concerning the subject matter hereof and supersedes any and all other previous agreements, written or oral, concerning the same subject matter.  This Agreement cannot be amended except by written agreement of the Parties, except that any amendment to any provision of the Security Agreement that is incorporated by reference in this Agreement (including, without limitation, any amendment to any of the capitalized terms incorporated by reference herein), so long as such amendment is made as permitted under the terms of the Security Agreement, shall constitute an amendment to this Agreement unless the Parties agree in writing that such amendment shall not be effective under this Agreement.

SECTION 4.10.                                         Waiver.  No waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the Party from whom such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 4.11.                                         Further Assurances.  Each Party hereby agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably necessary and appropriate to effectuate the purposes of this Agreement.

SECTION 4.12.                                         Successors and Assigns.  This Agreement shall be binding upon the Parties and their respective successors and assigns.

SECTION 4.13.                                         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 4.14.                                         Limited Recourse.  The obligations of the Company under this Agreement are solely the obligations of the Company.  No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any Member, manager, officer organizer, agent or employee of the Company or any shareholder, officer, director, employee, agent or incorporator of any Member.  Any accrued obligations owing by the Company shall be payable by the Company solely to the extent that funds are available therefor form time to time in accordance with the provisions of Article VII of the Security Agreement (and such accrued obligations shall not be extinguished until paid in full.)

SECTION 4.15.                                         Termination of the Investment Administration Agreement; Release.  Effective as of the date hereof, the Company does hereby, for itself and its successors and assigns, waive the sixty (60) days’ notice requirement of Section 3.05 of the Investment Administration Agreement and accepts the resignation of MRCA Corp. as the Portfolio Adviser thereunder and fully and unconditionally release and forever discharge MRCA Corp. (and any officer, director, employee or agent of MRCA Corp.) from any and all present and future (i) obligations and liabilities under the Investment Administration Agreement and (ii) causes of action, suits, claims, demands, liabilities and obligations whatsoever, whether at law or in equity, arising from or related to the Investment Administration Agreement, arising from and after the date hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[Subsidiary]
a New York limited liability company

By:	[ ]
a Delaware corporation,
as its Controlling Common Member

By:
Name:
Title:

GENWORTH FINANCIAL ASSET MANAGEMENT, LLC

By:
Name:
Title:

ACKNOWLEDGED AND CONSENTED TO BY:

FGIC MRCA CORP.

By:
Name:
Title:

AGREED AND ACCEPTED:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

[LIABILITY AND PORTFOLIO MANAGEMENT
AGREEMENT (TRINITY PLUS)]

Exhibit A

Accounts Comprising the Portfolio

Account	Custodian Bank	Account Number

Facility Account	Deutsche Bank Trust Company Americas, New York, NY

LOC Reimbursement Account	Deutsche Bank Trust Company Americas, New York, NY

Account	Deutsche Bank Trust Company Americas, New York, NY

A-1

Exhibit B

Form of Schedule of Operating Costs

Operating Costs for the first calendar year, commencing on January 1, 2004, shall be $** and thereafter shall be equal to **% of the Operating Costs of the Manager, subject to the Company’s approval, as provided in Section 2.07(b) and shall consist of the following (allocated **% with respect to the Company):

	2004				2004 TY
CMS	1Q	2Q	3Q	4Q

Comp & Benefits:
Salaries	$ **	$ **	$ **	$ **	$ **
Savings Plan 401k	**	**	**	**	**
Bonuses	**	**	**	**	**
Employee Insurance	**	**	**	**	**
Payroll Taxes
Total Comp & Benefits	**	**	**	**	**

Purchase Base:
Travel & Living Expenses	**	**	**	**	**
Business Meetings	**	**	**	**	*
Education	**	**	**	**	**
Employment Fees	**	**	**	**	*
Tuition Reimbursement	**	**	**	**	**
Relocation Maintenance	**	**	**	**	*
Dues & Associations	**	**	**	**	**
Consulting Fees	**	**	**	**	*
Outside Services	**	**	**	**	**
Rent/ Utilities	**	**	**	**	*
Legal Fees	**	**	**	**	**
Audit Fees	**	**	**	**	*
Recreation	**	**	**	**	**
Telephone/Cellular	**	**	**	**	*
Printing & Office Supplies	**	**	**	**	**
Postage\Courier Service	**	**	**	**	*
Subscriptions	**	**	**	**	**
Information Services	**	**	**	**	*
Advertising / Marketing	**	**	**	**	**
Temporary Help	**	**	**	**	*
Equipment Maintenance	**	**	**	**	**
Hardware Expense	**	**	**	**	*
Software Expense	**	**	**	**	**
Fiscal Agent Fees	**	**	**	**	*
Investment Fees	**	**	**	**	**
Organizational Misc	**	**	**	**	*
Total Purchase Base	**	**	**	**	**
Total Controllable	**	**	**	**	*

B-1

	2004				2004 TY
CMS	1Q	2Q	3Q	4Q

Other:
Property Insurance	**	**	**	**	**
Corporate Assessments	**	**	**	**	*
Total Other	**	**	**	**	**
SG&A Expenses	**	**	**	**	*

Rating Agency Fee	**	**	**	**	**
Loss On Other Assets	**	**	**	**	*
Insurance And Licensing	**	**	**	**	**
State And Local Taxes	**	**	**	**	*
Goodwill Amortization	**	**	**	**	**
Change in DAC	**	**	**	**	*
Ceding Commission	**	**	**	**	**
Non-SG&A Expenses	**	**	**	**	*
Op & Admin Expense	**	**	**	**	**

Depreciation	**	**	**	**	**
Total Direct Expenses	**	**	**	**	*

Broker Fees Amortization	**	**	**	**	**
Total Expenses (including Broker Fees)	$ **	$ **	$ **	$ **	$ **

B-2

Exhibit C

Priority Manager Functions

Listed Obligation

Cure Period

Payments

Manager shall cause payments to be made as required under any Contracts, Hedge Contracts or other agreement to which the Company is a party.

Five (5) Business Days from the date a notice of nonpayment received by Manager under the applicable Contract, Hedge Contract or agreement (or such shorter period as exists prior to such nonpayment being an actionable default thereunder); provided, however, that if the Manager or the Company gives notice to the other party requesting Dispute Resolution within one (1) Business Day of notice, the cure period hereunder shall be extended to three (3) Business Days from the date the notice of nonpayment is received (it being understood that in no event shall this section supersede the contractual payment obligations in the respective Contracts or Hedge Contracts).

Risk Matters

Manager shall comply with all requirements of GE Capital’s Policy 5.0 and 6.0 relating to the Company and related “strike zones,” as such policies and strike zones are amended from time to time, and all requirements relating to Permitted Investments and the portfolio in the Security Agreement; provided, that in the event that a trigger has been tripped under Policy 6.0 by virtue of a change in the market or pursuant to the action of a rating agency, GE Capital shall provide direction on remediation on a case-by-case basis if not otherwise provided for in Policy 6.0 and, if the Manager takes the appropriate corrective action (whether as prescribed by the Policy or as directed by GE Capital), no failure to perform an obligation under this Agreement shall be deemed to have occurred.

Five (5) Business Days.

Rating Agency Requirements

Manager shall prepare all reports on the dates specified by each rating agency currently rating obligations of the Company and shall meet all requirements specified by any such agency for continuation or reinstatement of their highest long-term and short-term ratings.

Thirty (30) days or such shorter or longer period as is specified for compliance by the rating agencies.

C-1

Listed Obligation

Cure Period

Financial Reporting

Manager shall comply with Section 2.04 hereof and the Listed Obligations and shall prepare all reports relating to the Company as are necessary or desirable for compliance with the Sarbanes-Oxley Act of 2002 and any other financial reporting requirements of the Company under applicable law and external regulation.

Thirty (30) days or such shorter or longer period as is specified by the applicable accounting firm or regulatory body to allow for compliance with the applicable regulatory or disclosure requirement.

Legal Compliance

Manager shall prepare disclosure documentation annually or more frequently as is necessary or desirable in connection with its offering of Contracts and Preferred Securities and shall otherwise comply with the requirements of contracts to which it is a party, and all applicable laws and regulations.

Thirty (30) days or such other period as is specified in the applicable agreement or regulation or as is directed by the applicable regulatory body.

C-2

Exhibit D

Listed Obligations

Business

•                                          Manager will use its best efforts to maintain an Average Program Size of thirteen billion dollars ($13,000,000,000) or such other amount reasonably specified by the Company from time to time for the combined portfolios of the Company and [Subsidiary].

•                                          For the purposes hereof, the term “Average” means a rolling 3-month average of end-of-day balances, computed daily.

•                                          Manager will review the Portfolio Quality Review with GE Capital on a monthly basis on such dates as Manager and GE Capital shall agree to in advance.

Compliance/Legal

•                                          Manager will maintain the corporate and limited liability company minutebooks and records of the Company and its non-controlling common members and any successors thereto, and take all actions required to maintain their valid existence and good standing in the jurisdictions in which they are organized or qualified.

•                                          Manager will comply with applicable law in respect of the Company’s issuance of Contracts and Preferred Securities, including with respect to rules promulgated under federal securities laws that restrict certain forms of advertising and solicitation.

•                                          Manager will prepare updated versions of the Confidential Information Memorandum of the Company (i) on an annual basis to reflect then-current audited financial information of the Company or (ii) at such other times as may be required by the Company.

•                                          Manager will, as required from time to time, prepare updated versions of the Private Placement Memorandum of the Company relating to the Company’s issuance of Preferred Securities.

•                                          Manager will use its best efforts to take all actions required in connection with obtaining the appropriate authority with respect to the extension of the Liquidity Commitment and/or the Letter of Credit commitment and any required increase of the Liquidity Commitment and/or the Letter of Credit commitment (it being understood that no failure to perform a Listed Obligation shall be deemed to have occurred if either such commitment is not extended or increased after a request has been submitted).

•                                          Manager will consult with and obtain approval from the Company in connection with proposed material modifications to the terms or the form of Contracts.

•                                          Manager will maintain its status as an “investment adviser” under the Investment Advisers Act of 1940, as amended, and will take all reasonable steps to comply with all applicable laws and regulations relating to its status as such.

•                                          Manager will cause its legal staff to draft and prepare all Contracts, Hedge Contracts and other contracts entered into by the Company.  The in-house counsel of Manager may, to the extent required, engage outside counsel in connection with the preparation of such contracts if such engagement is approved verbally or in writing by the General Counsel – Treasury Operation of GE Capital and otherwise approved under Section 2.09.  Nothing in this Agreement will preclude Manager from engaging its own outside counsel for any purpose it deems necessary or advisable, and Manager need not obtain any separate approval therefore.

•                                          Manager will comply with all applicable laws and all applicable policies and procedures as the same may be provided to Manager by the Company, including but not limited to the USA Patriot Act and Anti-Money Laundering policies and laws.

•                                          Manager will take all reasonable actions required to assist the Company or GE Capital in connection with changes to the corporate structure of the Company and its common members.

•                                          Manager will take all reasonable steps to provide prompt responses to GE Capital in connection with requests from regulatory or other governmental authorities for documentation or data relating to the operation of the Company.

•                                          Manager will comply with all applicable laws, regulations, policies, management procedures and other requirements of the Company, GE Capital and Genworth, including but not limited to the GE Capital Information Security Procedure and, to the extent applicable, the policies contained in “Integrity:  The Spirit and the Letter of Our Commitment.”

Liability/Contract Bidding Process

•                                          Manager shall ensure that transactions in Contracts are effected in accordance with the following general procedure: (i) a registered representative of a broker-dealer (each, a “GIC Salesperson”) shall receive bid specifications (“Bid Specs”) provided by prospective Contract customers or their agents (“Customers”); (ii) the GIC Salesperson shall analyze the Bid Specs and respond to Customers, indicating to such Customers, where appropriate, the requirements to maintain the Company’s exemption from registration under the Investment Company Act of

1940, as amended; (iii) the GIC Salesperson shall submit all Bid Specs for review and comment to the designated member of the Manager’s legal staff and will note on any bid acceptance form that is delivered to the Customer all appropriate comments received from the legal staff; (iv) the GIC Salesperson shall price transactions in which the Company has an interest in bidding and communicate such pricing to the applicable Customer; and (v) the Manager’s legal staff shall provide counsel to the GIC Salesperson in connection with the preparation, negotiation and closing of all Contracts for transactions that the Company wins.

Financial Controls

•                                          Manager will perform its accounting responsibilities in compliance with GE’s internal accounting policies and U.S. GAAP.

•                                          Manager will maintain accounting polices currently in place and all changes to accounting policies must be approved in advance by GE Capital.  For new accounting standards, GE Capital will provide Manager with the accounting policy to be adopted by the Company.

•                                          Manager will perform accounting in accordance with FAS 133 and obtain approval from GE Capital for the following FAS 133 activities:

•                  Changes to existing hedge documentation

•                  Changes in existing methodology used to assess and measure hedge effectiveness

•                  Application of “fair value” hedging as defined in FAS 133

•                  Economic hedges that do not qualify for FAS 133 hedge treatment

•                                          Manager will provide a monthly variance analysis of:

•                  Changes in the fair market value of derivatives

•                  Hedge ineffectiveness

•                  Amounts excluded from the measure of effectiveness

•                                          Manager will reconcile all general ledger accounts in accordance with GE’s account reconciliation criteria.  Manager will provide a quarterly dashboard of account reconciliations and open items (in an agreed upon format) on dates to be provided to Manager.

•                                          Manager is responsible for establishing and maintaining a system of internal controls adequate to ensure that Assets are appropriately safeguarded and that the financial statements and related disclosures and schedules fairly present the financial condition of the Company.

•                                          Manager and GE Capital will agree upon and execute a plan to minimize profit and loss volatility associated with FAS 133.

•                                          Manager will deliver monthly unaudited financial results including any adjustments to the monthly financials to be included in the next month’s accounting period.  These financials should include an explanation of significant items of variance to the Operating Plan.  Such financial statements will be delivered within 15 days of the close as defined by GE Capital.

•                                          Manager will deliver quarterly unaudited financial reports and schedules in accordance with GE Capital’s closing instructions.  Such financials statement will include variance and profitability analysis suitable for the closing of the books.  Closing instruction to be provided by the 15th of the month of the quarterly close.

•                                          Manager will provide the Company with financial projections in accordance with GE Capital’s SI, SII and OP process.  GE Capital will provide the Manager with SI, SII and OP timing and assumptions where needed to make such forecasts.

•                                          Manager will deliver annual audited financial statements (balance sheet and income statement) upon completion of the annual audit by GE Capital’s external auditors.

•                                          Manager will conduct annual reviews in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, in a manner acceptable to GE Capital.

•                                          Manager will report detailed profit and loss results and details of expenses within fifteen (15) days following the end of each quarterly period, including comparisons of actual versus plan, in a format reasonably agreeable to both parties.  Profit and loss reports will be included in the monthly Portfolio Quality Review, substantially in the format attached as Schedule D.

Risk

•                                          Manager will comply with the Permitted Investments guidelines provided in Schedule 4.01(h) of the Security Agreement.

•                                          Manager will value the Portfolio from time to time, as required by Section 2.06 of the Security Agreement in order to prepare the reports required by such Section of the Security Agreement, using the portfolio valuation methods set forth in the Market Valuation Addendum attached as Schedule 1.01 to the Security Agreement, in order to determine whether a Coverage Shortfall, a Program Shortfall or a Net Worth Deficit has occurred and is continuing and whether the Market Sensitivity Limit has been exceeded.  The Manager shall also value Permitted Collateral investments on deposit in Collateral Accounts as required under the terms of each Collateralized Contract.

•                                          Manager will comply with all applicable terms set forth in Policy 5.0 and Policy 6.0 and all “strike zones” defined by GE Capital with respect to assets, liabilities and derivatives (as each may be amended from time to time by GE Capital).  Manager will deliver the following reports on a monthly basis for monitoring such compliance:

•                  Portfolio Quality Review

•                  Credit Limit Watch

•                  Credit Risk Rating

•                  Stop Loss

•                  Month End Credit

•                  Counterparty Exposure

•                                          Except as otherwise specified in this Exhibit F, Manager will deliver risk reports to GE Capital on a monthly basis and will include, at a minimum, the following:

•                  Portfolio Quality Review

•                  Supplemental Program Shortfall

•                  Liquidity Report (provided on a daily basis)

•                  Summary Hedge Analysis Report (provided on a daily basis)

•                  REM (electronic submission)

•                                          Manager will provide other available reports required from time to time by GE Capital as they are requested.

•                                          Manager will participate, on a monthly and quarterly basis, in in-force reviews with Genworth senior management and GE Capital senior management.

•                                          Manager will from time to time provide GE Capital with data feeds relating to the Portfolio, the content, format and timing of the delivery of which feeds will be agreed upon by Manager and GE Capital.

•                                          Manager will (i) comply with applicable requirements as to hedge counterparty ratings, as set forth in the Security Agreement and as provided in the applicable policies of GE Capital, (ii) comply with the applicable requirements to provide information to GE Capital with respect to hedge counterparty exposure, (iii) deliver a Counterparty Exposure report for monitoring such compliance and (iv) comply with such restrictions as to hedge counterparty that may from time to time be imposed by GE Capital.

•                                          Manager will from time to time provide GE Capital with such available additional risk analyses as GE Capital may request, including but not limited to, stress tests and value at risk analyses.  In each case, the content, format and timing of the delivery of such analyses will be agreed upon, prior to delivery, by GE Capital and Manager.

•                                          Manager will comply with all applicable requirements relating to the Company’s maintenance of the “AAA”/”Aaa”  ratings assigned thereto by the applicable rating agencies.

Customer

•                                          Manager will ensure delivery by mail or e-mail, or will make available on the Company’s website, to the Company’s customers in accordance with such customers’ respective Contracts, Customer Statements in respect of customers’ investments with the Company.

•                                          Manager will ensure the timely remittance of payments required under each Contract or other agreement of the Company.

•                                          When requested by the Company and GE Capital, Manager will deliver to the Company and GE Capital customer service metrics (e.g., call volume by customer complaint type by date) and deal closing customer survey results (if and to the extent the same is provided by customers).

Information Technology

•                                          Manager will maintain the current systems environment to fully support the business requirements and the services to be performed under this Agreement for the Company.

Continuous Service (Disaster Recovery)

A disaster recovery site shall be maintained as follows:

•                                          Backup copies of critical servers shall be maintained at an off-premises Disaster Recovery Site (locations to be determined from time to time by the Parties hereto).  The critical servers are as follows: Principia PAS server, Oracle Data Warehouse Server,  File Server, Oracle GL Server, and FileNET CM Server.  In the event of a major disaster where access to production servers and 335 Madison Avenue’s assets (or those of a successor location from which the Company’s business is operated) is lost,  service will be restored on the following schedule: PAS and Oracle Data warehouse systems will be within twenty-four (24) hours.  GL and FileNET server will be available within forty-eight (48) hours.  The Parties will work with GE Capital Treasury on a best effort basis to establish and implement an adequate Disaster Recovery plan.

•                                          Software refreshes to synchronize the DR systems with the production systems shall be done within twenty-four (24) hours of the update of the production system to coincide with production system updates.

•                                          Backups of the production PAS database shall be copied to the DR PAS server nightly.

Data Management (Backups and Retention)

•                                          Full data backups are performed daily on all production and Quality Assurance systems.

•                                          Full data backups of all Network files are performed daily.

•                                          Backup tapes shall be stored offsite at Iron Mountain.  Tapes are picked up by 10:30 a.m. daily.

•                                          An authorized list of personnel may recall tapes from Iron Mountain (an agreement exists to deliver backup tapes to any location, including the home of IT personnel).

•                                          Tapes shall be cycled on a rolling eight (8) week rotation.  All Financial close and Month End tapes shall be marked permanent and retained indefinitely.

Change Management:  Notification and Approval Process on
Changes to IT Infrastructure and Application Software

•                                          GE Capital Treasury shall have the right to approve the Company’s Change Management Process.

•                                          All change requests shall be reported to GE Capital Treasury on a weekly basis.

•                                          Emergency changes to the IT Environment shall be reported to GE Capital Treasury as they occur.

•                                          In the event of a major System Failure GE Capital Treasury shall be notified and required to approve required changes.

Performance and Capacity Planning Reporting and Reviews

•                                          In general, monthly business reports shall be available by 9:00 a.m. the last [day][Business Day] of the month.  The IT team will communicate all exceptions by 8:30 a.m. on the day such exceptions occur.  The communication will include the anticipated delivery time.  The following performance tracking processes exist:

•                  Monthly report of nightly batch completion times.

•                  Monthly report of nightly batch completion times.

•                  Monthly report of exceptions and violations of the 9:00 a.m. report delivery times and cures employed.

•                  Monthly report on system loading and projected performance bottlenecks and issues and resolutions.

•                  Monthly report of license denials.

•                                          GE Capital Treasury shall perform a quarterly review of systems and access rights to those systems.  IT shall prepare the report to be reviewed, deliver a copy to GE Capital Treasury and will remediate issues discovered.  An updated access matrix will be added to the “CMS Operational Procedures and Controls” document quarterly.

Personnel

•                                          Manager will maintain a staff of qualified employees sufficient to support the business requirements of the Company and to perform the services required under this Agreement.

Other Obligations

•                                          Manager will comply in all material respects with all other obligations provided under this Agreement.

Schedule D

Format of P&L Included with
Monthly Portfolio Quality Review

CMS P&L ($millions)	Actual	Operating Plan	Variance from Operating Plan

Net Revenue:
Trinity Gross Spread Income	$	$	$
Trinity Broker Fees Amortization
Trinity Hedge Ineffectiveness
Trinity Net Interest Margin

Trinity Realized Gains (Losses)
Subtotal Trinity Net Revenue

GE Book
Total CMS Net Revenue

Operating Expenses:
CMSI	$	$	$
Trinity
MRCA
Total Operating Expenses

Total CMS Pre-tax Income

Tax (Benefit)

Net Income	$	$	$

Trinity Average Liability Balance
Core Spread (including Broker Fees)
Net Spread (Including Hedge Ineffectiveness)

Memo: Net Income Sharing
Genworth (Management Fee + GE Book)
GEI Other

Exhibit E

Failure Notice Recipients

Recipient	Address	Telephone	Facsimile

Manager

Pamela Schutz	6610 West Broad Street Richmond, Virginia 23230	(804) 281-6533	(804) 281-6165
Kelly Groh	6610 West Broad Street Richmond, Virginia 23230	(804) 281-6321	(804) 281-6310
Toni Ness	6610 West Broad Street Richmond, Virginia 23230	(804) 289-3594	(804) 281-6005
Shailesh Shah	335 Madison Avenue Mezz4 New York, New York 10017	(212) 389-2575	(212) 839-2591
Grant Lineberry	335 Madison Avenue Mezz4 New York, New York 10017	(212) 389-2570	(212) 389-2591
Colin Burrell	335 Madison Avenue Mezz4 New York, New York 10017	(212) 389-2640	(212) 389-2590

Company

Kathy Cassidy	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6199	(203) 585-1191
Brian Wenzel	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6774	(203) 316-7601
Alan Green	201 High Ridge Road Stamford, Connecticut 06927	(203) 961-5077	(203) 357-3490
Johan Fogelberg	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6072	(203) 357-4975
Robert Ceske	201 High Ridge Road Stamford, Connecticut 06927	(203) 602-8337	(203) 585-1361

General Electric Capital Corporation

Kathy Cassidy	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6199	(203) 585-1191
Brian Wenzel	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6774	(203) 316-7601
Alan Green	201 High Ridge Road Stamford, Connecticut 06927	(203) 961-5077	(203) 357-3490
Johan Fogelberg	201 High Ridge Road Stamford, Connecticut 06927	(203) 357-6072	(203) 357-4975
Robert Ceske	201 High Ridge Road Stamford, Connecticut 06927	(203) 602-8337	(203) 585-1361

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Exhibit F

Arbitration Procedures

If Senior Management fails to reach agreement with respect to a Dispute Resolution within forty-five (45) days of a Submission and the Cure Period has not expired, either Party may submit the matter to be finally resolved by arbitration pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The Parties consent to a single, consolidated arbitration for all known matters under dispute existing at the time of the arbitration and for which arbitration is permitted.

The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitral tribunal shall be composed of three arbitrators, of whom each Party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in New York City.  Each Party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other Party.  A written transcript of the proceedings shall be made and furnished to the Parties.  The arbitrators shall determine the matter in dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

The Parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this provision and further agree that judgment on any award or order resulting from an arbitration conducted under this provision may be entered and enforced in any court having jurisdiction thereof.

Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a matter in dispute, except (i) for enforcement, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.

Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any matter in dispute in accordance with this provision.

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